EXHIBIT 23

Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Brown Shoe Company, Inc. of our report dated February 28, 2001, included in the 2000 Annual Report to Shareholders of Brown Shoe Company, Inc.

Our audits also included the financial statement schedule of Brown Shoe Company, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the following registration statements of Brown Shoe Company, Inc. of our report dated February 28, 2001, with respect to the consolidated financial statements and schedule of Brown Shoe Company, Inc. included or incorporated by reference in the Annual Report (Form 10-K) for the year ended February 3, 2001:

Form Number	Registration Statement Number	Description

Form S-8	2-58347	Stock Purchase Plan of 1977, as amended
Form S-8	33-22328	Brown Group, Inc. Stock Option and Restricted Stock Plan of 1987, as amended
Form S-8	33-58751	Stock Option and Restricted Stock Plan of 1994, as amended
Form S-8	33-83717	Incentive and Stock Compensation Plan of 1999
Form S-3	33-21477	Debt Securities

St. Louis, Missouri                                                                                      /s/ Ernst & Young LLP
April 16, 2001